UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2025

SOLUNA HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-40261	14-1462255
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Washington Avenue Extension
Albany, New York	12205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (516) 216-9257

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	SLNH	The Nasdaq Stock Market LLC
9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share	SLNHP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 12, 2025, Soluna SW LLC (the “Borrower”), a Delaware limited liability company and a subsidiary of Soluna SW Holdings, LLC (“Holdings”, and together with the Borrower, the “Loan Parties”), a Delaware limited liability company and a subsidiary of Soluna Digital, Inc. (“Parent”), a Nevada corporation and a subsidiary of the Soluna Holdings, Inc. (the “Company”), entered into a Loan Agreement (the “Loan Agreement”) with Holdings and Galaxy Digital LLC (the “Lender”). The Loan Agreement comprises a term loan facility in the principal amount of $5 million (the “Term Loan Facility”). The Term Loan Facility bears interest at 15.0% per annum, unless an Event of Default (as defined therein) has occurred and is continuing, in which case the Term Loan Facility shall bear interest at a rate of 5% above the then applicable interest rate. The Term Loan Facility will mature on March 12, 2030 and will amortize over a five-year term.

The Borrower may voluntarily prepay all or part of the Term Loan Facility at any time together with accrued and unpaid interest on the principal amount to be prepaid up to the date of prepayment. The Borrower shall prepay all or part of the Term Loan Facility with 100% of the Net Cash Proceeds (as defined therein) received upon the occurrence of (i) an Asset Sale or Casualty Event (each as defined therein), (ii) an Equity Issuance (as defined therein), (iii) an issuance or incurrence of Indebtedness (as defined therein), or (iv) an Extraordinary Receipt (as defined therein), each subject to certain exceptions. In addition, certain principal payments are subject to the payment of a premium amount equal to 50% of the remaining amount of interest payable on such principal amount through the scheduled maturity date, if paid on or prior to the 30-month anniversary of the closing date, and 25% of the remaining amount of interest payable on such principal amount through the scheduled maturity date, if paid after the 30-month anniversary of the closing date.

The Loan Agreement includes certain restrictions (subject to certain exceptions outlined in the Loan Agreement) on the ability of the Loan Parties and their subsidiaries to undertake certain activities, including to incur indebtedness and liens, enter into sale or lease-back transactions, merge or consolidate with other entities, dispose or transfer their assets, pay dividends or make distributions, make investments, make Restricted Payments (as defined therein), enter into burdensome agreements or transact with affiliates. In addition, the Loan Parties are subject to two financial covenants – a minimum debt service coverage ratio and a minimum current ratio.

Proceeds of the Term Loan Facility will be used to issue a distribution to Holdings, the proceeds of which may be used to make a distribution to Parent.

In connection with the Loan Agreement, on March 12, 2025, the Loan Parties and the Lender entered into a security agreement (the “Security Agreement”) to secure the obligations under the Term Loan Facility by a lien on substantially all the assets and properties of Borrower and Holdings, subject to certain exceptions. The Borrower is the owner and operator of the Company’s Project Sophie data center.

In connection with the Loan Agreement, on March 12, 2025, Parent and the Lender entered into a Limited Guarantee Agreement (the “Guaranty Agreement”) pursuant to which Parent guarantees the Loss Liabilities (as defined therein) and, after the occurrence of a Recourse Trigger Event (as defined therein), the obligations under the Loan Agreement.

The foregoing description of the Loan Agreement, Security Agreement and Guaranty Agreement do not purport to be complete and are subject to, and qualified in its entirety by, the full text of the Loan Agreement, Security Agreement and Guaranty Agreement, copies of which are filed hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated into this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference herein in its entirety.

Item 7.01 Regulation FD Disclosure.

On March 18, 2025, the Company issued a press release announcing the entry into the Term Loan Facility. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information in Item 7.01 and in Exhibit 99.1 will not be treated as “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into any filing under the Securities Act of 1933 or into another filing under the Exchange Act, unless that filing expressly incorporates this information by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Loan Agreement, dated as of March 12, 2025, by and among Soluna SW LLC, Soluna SW Holdings, LLC and Galaxy Digital LLC

10.2	Security Agreement, dated as of March 12, 2025, by and among Soluna SW LLC, Soluna SW Holdings, LLC and Galaxy Digital LLC

10.3	Limited Guaranty Agreement, dated as of March 12, 2025, between Soluna Digital, Inc. and Galaxy Digital LLC

99.1	Press Release, dated March 18, 2025

104	Cover Page Interactive Date File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLUNA HOLDINGS, INC.

Date: March 18, 2025	By:	/s/ John Tunison
John Tunison
Chief Financial Officer
(principal financial officer)